April 23, 1997
  PaineWebber Incorporated
  1200 Harbor Boulevard
  Weehawken, New Jersey  07087
  Dear Sirs:
  As counsel for PaineWebber Incorporated (the
  "Depositor"), we have examined an executed copy of the Trust Indenture and Agreement dated the date of initial deposit of the Trust (the "Indenture") which incorporates the Standard Terms and Conditions of Trust (the "Agreement"), both between the Depositor, and Investors Bank & Trust Company and the First National
  Bank of Chicago as Co-Trustees (the "Trustee"). The Indenture established a trust called Municipal Bond
  Trust, Series 217 (the "Trust") into which the
  Depositor deposited certain debt obligations issued by
  or on behalf of one or more of the States or
  territories of the United States, any political subdivision thereof or any public instrumentality or agency thereof or evidences thereof, (the
  "Securities"), and moneys to be held by the Trustee
  upon the terms and conditions set forth in the
  Indenture and Agreement. Under the Indenture, certificates of ownership were issued on the Initial
  Date of Deposit representing units of fractional
  undivided interest in said Trust (the "Units").
  Based upon the foregoing and upon an examination of
  such other documents and an investigation of such
  matters of law as we have deemed necessary, we are of
  the opinion that, under existing statutes and
  decisions:
   (i) The Trust is not an association taxable as a corporation for U.S. federal income tax purposes but will be governed by the provisions of Subchapter J (relating to Trusts) of Chapter 1, Internal Revenue Code of 1986 (the "Code"). Each Unitholder will be considered as owning a pro rata share of each asset of the respective Trust
  in the proportion that the number of Units of such
  Trust held by him bears to the total number of
  outstanding Units of such Trust. Under Subpart E, Subchapter J of Chapter I of the Code, income of the
  Trust will be treated as income of each Unitholder of
  the Trust in the proportion described. Accordingly, to the extent that the income of the Trust consists of interest and original issue discount excludable from gross income under Section 103 of the Code, such income will be excludable from federal gross income of the Unitholder, except in the case of a Unitholder who is a substantial user (or a person related to such user) of a facility financed through issuance of any industrial development bonds or certain private activity bonds held by the Trust. All taxpayers are nevertheless required to disclose to the Internal Revenue Service the amount of tax-exempt interest earned during the
  year. In the case of certain corporations, interest on all of the Securities is included in computing the alternative minimum taxable income pursuant to Section 56(c) of the Code and may be included in the environmental tax (the "Superfund Tax") imposed by
  Section 59A of the Code, if the Superfund Tax is
  reinstated by Congress.
   (ii) If the Trustee disposes of a Security (whether by sale, payment at maturity, redemption or otherwise), gain or loss is recognized to the Unitholder. A Unitholder will also be considered to have disposed of all or a portion of his pro rata portion of each Security when he sells or redeems some or all of his Units.  Such
  gain or loss is measured by comparing the Unitholder's share of such proceeds (or, in the case of a sale or redemption of Units, the portion of the proceeds allocable to a Security) with the Unitholder's adjusted
  basis for such Security.
   (iii) Under the income tax laws of the State and City
  of New York, the Trust is not an association taxable as
  a corporation and income received by the Trust will be treated as the income of the Unitholders in the same manner as for federal income tax purposes, but will not be tax-exempt except to the extent that such income is earned on bonds in the Trust that are otherwise tax-exempt for New York purposes.
   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Units and the Trust referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.
  Very truly yours,
  /s/ CARTER, LEDYARD & MILBURN